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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


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                                    FORM 8-K

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              Current Report Pursuant to Section 13 or 15(d) of the

                        Securities Exchange Act of 1934

         Date of Report (date of earliest event reported): July 13, 1998



                             CareMatrix Corporation
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             (Exact name of registrant as specified in its charter)




           Delaware                       0-19815                04-3069586
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State or other jurisdiction        Commission File Number       IRS Employer
       of incorporation                                       Identification No.



                                197 First Avenue
                          Needham, Massachusetts 02194
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                    (Address of principal executive offices)



                                 (781) 433-1000
                        ---------------------------------
                         (Registrant's telephone number,
                              including area code)



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Item 5.       Other Events.

         On July 13, 1998, CareMatrix Corporation (the "Company") entered into a Purchase Agreement (the "Agreement") among Robert Kaplan, Deborah Kaplan-Brooks, Barton Kaplan and Edward Kaplan (collectively, the "Sellers") and a subsidiary of the Company. The Agreement provides for the purchase of all of the equity interests in certain corporations and limited liability companies which own and operate assisted living facilities on Long Island, New York and in New Jersey. The acquisition includes an aggregate of ten facilities with a capacity of 2,100 residents, six of which are currently operational, one of which is expected to begin operation in July and three of which are in the development stage. The acquisition price consists of approximately $104 million in cash and the assumption of approximately $40 million in debt. The acquisition is expected to close in the fourth quarter of 1998. The closing of the acquisition is subject to customary terms and conditions, including the satisfaction of certain representations and warranties of the Company and the Sellers.

         In addition, the Company has agreed, as conditions to closing under the Agreement, (i) to provide to the Sellers options to purchase up to an aggregate of 400,000 shares of common stock of the Company with an exercise price at fair market value on the closing date of the acquisition; (ii) to enter into an Operating Agreement with the Sellers for the operation of the facilities by the Sellers until the earlier of two years or such time as the Company has received the requisite licenses and approvals to operate the facilities, at an average annual fee of approximately $1,000,000; and (iii) to enter into an arrangement whereby the Sellers have the right to put to the Company and the Company has the right to buy from the Sellers certain pharmacy and home health companies for the greater of $8 million or eight times net earnings before income taxes for a specified period prior to closing.

         If not sooner consummated, each party has the right to terminate the Agreement after October 31, 1998.

         Included as an exhibit to this Current Report is the text of a press release issued by the Company on July 14, 1998 concerning the Agreement.

Item 7.     Exhibits

         Exhibit 99.1     Text of Press Release dated July 14, 1998.





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                                    Signature

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                   CAREMATRIX CORPORATION


                                                   By:  /s/ Robert M. Kaufman
                                                        ------------------------
                                                        Robert M. Kaufman
                                                        Chief Executive Officer

Dated: July 17, 1998